AGRIUM INC.

Annual General Meeting of Shareholders

of

Agrium Inc.

May 11, 2012

REPORT OF VOTING RESULTS

National Instrument 51-102 – Continuous Disclosure Obligations

Section 11.3

Matters Voted Upon

General Business

1.	Each of the eleven director nominees proposed by Management was elected by acclamation. Proxies were received as follows:

Director	For		Withheld
(a) Ralph S. Cunningham	81,343,053	98.15%	1,533,765	1.85%
(b) Russell K. Girling	82,286,733	99.29%	590,085	0.71%
(c) Susan A. Henry	82,440,800	99.47%	436,018	0.53%
(d) Russell J. Horner	82,485,513	99.53%	391,305	0.47%
(e) David J. Lesar	82,420,700	99.45%	456,118	0.55%
(f) John E. Lowe	82,649,245	99.73%	227,573	0.27%
(g) Anne McLellan	82,430,239	99.46%	446,579	0.54%
(h) Derek G. Pannell	82,680,554	99.76%	196,264	0.24%
(i) Frank W. Proto	82,320,214	99.33%	556,604	0.67%
(j) Michael M. Wilson	82,667,731	99.75%	209,085	0.25%
(k) Victor J. Zaleschuk	82,423,534	99.45%	453,284	0.55%

2.	The appointment of KPMG LLP, as independent auditors of Agrium for 2012, was approved by a show of hands. Proxies were received representing 84,774,916 (99.13%) votes for and 744,493 (0.87%) votes withheld.

3.	The Advisory Vote on Agrium’s approach to Executive Compensation was approved by a show of hands. Proxies were received representing 80,091,389 (96.61%) votes for against 2,809,745 (3.39%) votes withheld.